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                                                                      Exhibit 11

                              POLYMER GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands, Except Per Share Data)

                                                   Three Months    Six Months
                                                       Ended         Ended
                                                   ------------- --------------
                                                    July   July   July
                                                     1,     3,     1,   July 3,
                                                    2000   1999   2000   1999
                                                   ------ ------ ------ -------
Basic:
  Net income...................................... $1,420 $8,645 $3,557 $14,477
  Average common shares outstanding............... 32,004 32,000 32,003  32,000
  Net income per common share--basic.............. $ 0.04 $ 0.27 $ 0.11 $  0.45
Diluted:
  Net income...................................... $1,420 $8,645 $3,557 $14,477
  Average common shares outstanding............... 32,004 32,000 32,076  32,000
  Net income per common share--diluted............ $ 0.04 $ 0.27 $ 0.11 $  0.45
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